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                                                                    Exhibit 99.3



      THIS AGREEMENT ("Agreement"), dated as of October 25, 2001, is by and between Jupiter Media Metrix, Inc., a Delaware corporation (the "Company") and Tod Johnson ("Mr. Johnson").

      WHEREAS, the Company and Mr. Johnson have entered into a Commitment Letter, dated July 30, 2001 (the "Commitment Letter"), pursuant to which, among other things, Mr. Johnson committed to provide the Company a $25,000,000 letter of credit which would provide the Company credit support if it decided to obtain third party debt financing; and

      WHEREAS, the parties hereto wish to terminate their respective obligations under the Commitment Letter; and

      WHEREAS, Mr. Johnson wishes to relinquish his registration rights with respect to 125,000 shares of the Company's Common Stock underlying warrants issued in connection with the Commitment Letter.

      NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

            1. Termination of the Commitment Letter. The Company and Mr. Johnson hereby agree that the respective obligations of the parties pursuant to the Commitment Letter have been fully performed and completed and the Commitment Letter is hereby terminated.

            2. Termination of Registration Rights. Mr. Johnson hereby agrees that all rights and obligations of the Company with respect to registration rights for 125,000 shares of the Company's Common Stock underlying warrants issued in connection with the Commitment Letter shall be null and void.

            3. Successors. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

            4. Governing Law. This Agreement shall be construed and enforced in accordance with the applicable laws of the State of New York.

            5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.



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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                JUPITER MEDIA METRIX, INC.


                                By:    /s/Alan Shapiro
                                       -----------------------------------------
                                Name:  Alan Shapiro
                                       -----------------------------------------
                                Title: Senior Vice President and General Counsel
                                       -----------------------------------------


                                       TOD JOHNSON


                                       /s/ Tod  Johnson
                                       -----------------------------------------





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